Exhibit 99     Press Release

                     SOUTH JERSEY FINANCIAL CORPORATION, INC



                                                                        CONTACT:
                                                              Gregory M. DiPaolo
                                         Executive Vice President, Treasurer and
                                                         Chief Operating Officer
                                        South Jersey Financial Corporation, Inc.
                                                                  (856) 629-6000



                    SOUTH JERSEY FINANCIAL CORPORATION, INC.
              ANNOUNCES RESULTS OF SPECIAL MEETING OF SHAREHOLDERS
                         AND REPURCHASE OF COMMON STOCK


Turnersville,   New  Jersey,   February  16,  2000  --  South  Jersey  Financial
Corporation, Inc., the holding company for South Jersey Savings and Loan Association, Turnersville, New Jersey, announced that at the Special Meeting of Shareholders held on February 16, 2000, the Company's shareholders approved the adoption of the South Jersey Financial Corporation, Inc. 2000 Stock Option Plan and the adoption of the South Jersey Financial Corporation, Inc. 2000 Restricted Stock Plan. The Company also announced that in order to fund the South Jersey Financial Corporation, Inc. 2000 Restricted Stock Plan, the related trust intends to purchase shares of the Company's common stock in the open market with funds contributed by the Company. Purchases will be made from time to time at the discretion of the trust and will amount to 108,869 shares, or 3.0% of the Company's outstanding common stock.

The Company also announced that it has received regulatory clearance to purchase up to 180,188 shares of its common stock. The stock repurchase program was previously approved by the Company's Board of Directors and represents 5% of the Company's 3,603,759 shares outstanding. The stock repurchases will be made in open-market transactions, subject to the availability of stock.

South Jersey Financial Corporation, Inc. completed its initial public offering of common stock in connection with the conversion of South Jersey Savings and Loan Association from a New Jersey-chartered mutual savings and loan association to a New Jersey-chartered stock savings and loan association, on February 12, 1999. In the conversion, South Jersey Financial Corporation, Inc. issued an aggregate of 3,793,430 shares of its common stock of which 3,512,435 shares were issued at a purchase price of $10.00 per share in a subscription offering and 280,995 shares were contributed to the South Jersey Savings Charitable Foundation, a charitable foundation established by the Association.

South Jersey Savings and Loan Association is headquartered in Turnersville, New Jersey, and operates through its three banking offices located in Gloucester and Camden Counties in Southwest New Jersey.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.